EXHIBIT 99.1

Press release on the following article:

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Owen J. Onsum	November 1, 2004
President & CEO
FIRST NORTHERN COMMUNITY BANCORP
& FIRST NORTHERN BANK
P.O. Box 547
Dixon, California
(707) 678-3041

First Northern Community Bancorp – 3rd Quarter Earnings Report

Diluted Earnings Per Share for Quarter, up 9.49% over same period last year

Total Assets as of September 30, 2004, up 12.1% over 3rd Quarter 2003

Total Deposits increased 11.4% compared to September 30, 2003

Total Net Loans increased 16.8% over same period last year

First Northern Community Bancorp (FNRN), holding company for First Northern Bank, today announced record earnings for the third quarter of 2004. Net income for the quarter ended September 30, 2004 was $1.73 million, up 9.49% from the $1.58 million earned in the same period in 2003. Diluted earnings per share for the quarter were $0.47, which was up 9.3%, compared to the $0.43 per diluted share earned a year ago (all 2003 per share earnings have been adjusted for a 6% stock dividend issued March 31, 2004).

Year-to-date net income as of September 30, 2004 was reported at $4.74 million, which equaled the $4.74 million earned in the same fiscal period last year. Diluted earnings per share for the nine months ended September 30, 2004 of $1.28 were up. 79% from the $1.27 reported last year. Annualized Return on Average Assets for the period ended September 30, 2004 was 1.10%, compared to 1.24% for the same period in 2003. Annualized Return on Beginning Core Equity was 14.00%, compared to 15.77% one year ago.

Total assets at September 30, 2004 were $598.4 million, an increase of $64.6 million, or 12.1% over the third quarter of 2003. Total deposits of $529.5 million increased $54.1 million or 11.4% compared to September 30, 2003 figures. During that same period, total net loans increased $60.0 million, or 16.8%, to $417.5 million.

Owen “John” Onsum, President and CEO stated, “We are once again very pleased to report that First Northern Community Bancorp has continued its record of strong growth in the areas of earnings, assets, deposits and loans. We have been fortunate to maintain a stabilized net interest margin throughout 2004. Currently, we are busy preparing to expand our franchise into the economically vibrant Roseville market by opening a full service de novo branch this December. The address of our new branch will be 2150 Douglas Boulevard (at the corner of Douglas and Eureka, in the heart of the Douglas Boulevard corridor). Our business banking team for Roseville and Granite Bay is in place, and we are truly gratified that these communities have embraced First Northern with such warmth even before our doors have opened. We are looking forward to serving Placer County beyond the real estate mortgage and construction loans offered for the past three years through our Real Estate Loan Production Office in Roseville.”

First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo and parts of Sacramento, Placer and El Dorado Counties. First Northern currently has 10 branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Suisun City and Downtown Sacramento. The Bank has real estate lending offices in Davis, Woodland, Vacaville, Roseville and El Dorado Hills, and has an SBA Loan Office and full service Trust Department in Sacramento. First Northern also offers non-FDIC insured Investment and Brokerage Services at each branch location. The Bank can be found on the Web at www.thatsmybank.com

Forward-Looking Statements

This press release may include certain “forward-looking statements” about First Northern Community Bancorp (the “Company”). These forward-looking statements are based on management’s current expectations and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company’s most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company’s reports filed with the SEC and available at www.sec.gov.

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